Exhibit 23.2

Independent Auditors’ Consent

The General Partner
Alliance Capital Management L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-64886) on Form S-3 and (No. 333-47194, No. 333-51418, No. 333-49392, No. 333-47667, No. 333-47655, No. 033-54575, No. 033-65930 and No. 033-65932) on Forms S-8 of Alliance Capital Management L.P. and subsidiaries (“Alliance Capital”) of our report dated January 31, 2002, except as to Note 13 which is dated as of February 14, 2002, with respect to the consolidated statements of financial condition of Alliance Capital as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in partners’ capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2001 and the two-month period ended December 31, 1999; and the related consolidated statements of income, changes in partners’ capital and comprehensive income and cash flows of Alliance Capital Management Holding L.P. and subsidiaries, the predecessor to Alliance Capital, for the ten-month period ended October 29, 1999 (date of Reorganization), and all related financial statement schedules, which is incorporated by reference in the December 31, 2001 annual report on Form 10-K of Alliance Capital.

/s/ KPMG LLP

KPMG LLP

New York, New York

March 28, 2002